Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 24, 2012

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, Connecticut 06410

Re: Registration Statement on Form S-3 (File No. 333-181595)

Ladies and Gentlemen:

We have acted as counsel for Alexion Pharmaceuticals, Inc. (the “Company”) in connection with the issuance and sale by the Company of 5,000,000 shares (the “Shares”) of its Common Stock, $0.0001 par value per share.

In connection with this opinion, we have examined the following documents:

(i) the registration statement of the Company on Form S-3 (File No. 333-181595), together with all amendments and all exhibits thereto (the “Registration Statement”), all as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”);

(ii) the base prospectus dated May 23, 2012, filed with the Commission (the “Base Prospectus”);

(iii) the preliminary prospectus supplement to the Base Prospectus dated May 23, 2012, filed with the Commission pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus”);

(iv) the prospectus supplement to the Base Prospectus dated May 24, 2012, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”); and

(v) the Underwriting Agreement dated May 24, 2012 (the “Underwriting Agreement”) among the Company, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as Representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”), relating to the issuance and sale of the Shares.

We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

Alexion Pharmaceuticals, Inc.	- 2 -	May 24, 2012

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered to the Underwriters against payment in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP